EXHIBIT 23.4
Consent of Netherland, Sewell & Associates, Inc.
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Noble Energy, Inc. of our report dated January 23, 2009 which report appears in the December 31, 2008 annual report on Form 10-K of Noble Energy, Inc.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Houston, Texas
April 29, 2009